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                                                                  Exhibit (a)(8)



                                FRONTSTEP, INC.



                       LETTER REGARDING OFFER TO EXCHANGE



To Our Employees:



     When we announced our stock option exchange offer last month we also filed related tender offer materials with the Securities and Exchange Commission (the "SEC"). As is common practice, the SEC has reviewed and provided comments to us regarding our filing. We have addressed the SEC's comments by amending the Offer to Exchange, Election Form, Change of Election Form and form of Confirmation of Acceptance delivered to our eligible employees on October 29, 2001. These amendments include the exclusion from the exchange offer of those outstanding options which have an exercise price per share which is less than the market price per share of our common shares on the expiration date of the offer.



     Copies of the amended Offer to Exchange, Election Form, Change of Election Form and form of Confirmation of Acceptance are attached for your review. For your convenience, the attached amended documents have been marked to reflect the changes from the versions previously delivered to you.



     Please note that those of you who already have tendered options for exchange are considered to be subject to the provisions of the amended Offer to Exchange and amended Election Form (or amended Change of Election Form, if you previously submitted a Change of Election Form) and you need not fill out the new amended Election Form for such options. You may, however, withdraw your tendered options at any time before the offer expires, which is currently scheduled for 5:00 p.m., Eastern Time, on November 30, 2001.



     For more information about our stock option exchange program, please contact:



                               Daniel P. Buettin


             Vice President, Chief Financial Officer and Secretary


                                Frontstep, Inc.


                         2800 Corporate Exchange Drive


                              Columbus, Ohio 43231


             telephone: (614) 523-7136, facsimile: (614) 895-2972.